Exhibit 99.1

News Release

General Inquiries: (877) 847-0008

www.sanchezpp.com

Investor Contact: Charles C. Ward

                                (877) 847-0009

Sanchez Production Partners Announces the
Departure of Stephen R. Brunner, President and CEO

HOUSTON--(BUSINESS WIRE)--March 11, 2015--Sanchez Production Partners LP (NYSE MKT: SPP) today announced that Stephen R. Brunner, SPP’s President and Chief Executive Officer, will leave the partnership effective at the close of business March 11, 2015.

Commenting on his departure, Mr. Brunner stated: “Last week, we announced the successful conversion of SPP from a limited liability company to a limited partnership.  Having seen the conversion process to its end, it is now time for me to pursue other interests.  To the management team and staff of SPP, I humbly offer my thanks for their support and dedicated effort that has led us to where we are today.  SPP is about to embark on a new beginning, and I firmly believe the future is very bright for our partnership.”

“On behalf of SPP’s unitholders, our board, and our employees, I  would like to thank Steve for his many years of service to and leadership of SPP,” said Tony Sanchez, III, Co-President of Sanchez Oil & Gas Corp. and a director on the board of directors of SPP’s general partner, SP Holdings, LLC.  “Steve and his team have met some significant challenges head-on and have overcome them, successfully positioning SPP for the next phase of its development.  The partnership is stronger today because of Steve’s leadership.”

Commenting further, Mr. Sanchez, III noted:  “We are not announcing a new CEO for SPP at this time.  We will, instead, leverage the operating and management capabilities of the general partner in the day-to-day management of SPP, with an eye towards actively working to further minimize the partnership’s G&A costs over time.”

About the Company

Sanchez Production Partners LP (NYSE MKT: SPP) is a publicly-traded limited partnership focused on the acquisition, development and production of oil and natural gas properties and other integrated assets. The partnership’s proved reserves are currently located in the Cherokee Basin in Oklahoma and Kansas, the Woodford Shale in the Arkoma Basin in Oklahoma, the Central Kansas Uplift in Kansas, and along the Gulf Coast in Texas and Louisiana.  For more information, please visit the partnership’s website (www.sanchezpp.com).

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by the management of our general partner. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate.  Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings.  All forward-looking statements speak only as of the date of this news release.  We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.